Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-229805 on Form S-8 of our report dated June 29, 2020, with respect to the financial statements and supplemental schedule of the Home BancShares, Inc. 401(k) and Employee Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Hancock Askew & Co., LLP

Savannah, Georgia

June 29, 2020